Exhibit 77(q)(1)(a)(2)

                         ING VP Balanced Portfolio, Inc.

                              ARTICLES OF AMENDMENT

      ING VP BALANCED PORTFOLIO, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

      FIRST: The Corporation hereby amends its charter as currently in effect (the "Charter") to designate five hundred million (500,000,000) shares of stock of the Corporation as shares of "Class R."

      SECOND: The amendment to the Charter of the Corporation set forth in Article FIRST shall apply to all issued and outstanding shares, and such additional number of authorized but unissued shares necessary to equal five hundred million (500,000,000) shares, of stock of the Corporation.

      THIRD: Immediately prior to the effectiveness of the Charter amendments set forth in Article FIRST, the shares of stock of the Corporation were not specifically designated.

      FOURTH: Immediately following the effectiveness of the Charter amendments set forth in Article FIRST, the shares of stock of the Corporation are designated as follows:

      Class             Shares Allocated
      -----             ----------------

      Class R           500,000,000

      FIFTH: The amendments to the Charter of the Corporation herein set forth were duly approved by a majority of the entire Board of Directors and are limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law (the "MGCL") to be made without action by the stockholders of the Corporation.

      IN WITNESS WHEREOF, ING VP BALANCED PORTFOLIO, INC. has caused these Articles of Amendment to be signed in its name on its behalf by its authorized officers who acknowledged that these Articles of Amendment are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles of Amendment are true in all material respects and that this statement is made under the penalties of perjury.

WITNESS:                                    ING VP Balanced Portfolio, Inc.


/s/ Kimberly A. Anderson                    /s/ Michael J. Roland
---------------------------------           ------------------------------------
Name:  Kimberly A. Anderson                 Name:  Michael J. Roland
Title: Secretary                            Title: Executive Vice President and
                                                   Principal Financial Officer
Dated: April 24, 2003